NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF 2013

(LA JOLLA, CALIFORNIA) - May 10, 2013 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $460.2 million ($20.24 per share) at March 31, 2013, compared to $473.2 million ($20.82 per share) at December 31, 2012. Reported book value per share attributable to PICO shareholders decreased by $0.58, or 2.8%, during the first quarter of 2013.

FIRST QUARTER SEGMENT RESULTS OF OPERATIONS

For the first quarter of 2013, PICO reported a net loss of $15 million ($0.66 per share), compared to a net loss of $4.9 million ($0.22) per share in the first quarter of 2012. Our first quarter segment results of operations are (in thousands):

	2013	2012
REVENUE BY OPERATING SEGMENT:
Water Resource and Water Storage Operations	$184	$1,455
Real Estate Operations	$11,939	$3,824
Agribusiness Operations	$39,565	$27
Enterprise Software	$3,650
Corporate	$1,470	$379
Total Revenue	$56,808	$5,685

INCOME (LOSS) BEFORE TAXES BY OPERATING SEGMENT:

Water Resource and Water Storage Operations	$(2,141)	$(1,161)
Real Estate Operations	(711)	(1,345)
Agribusiness Operations	(9,715)	(526)
Enterprise Software	(1,150)
Corporate	(3,842)	(3,901)
Loss Before Taxes	$(17,559)	$(6,933)
Income tax benefit	$784	1,198
Income from discontinued operations, net of income taxes		617
Non-controlling interest	$1,800	222
Net Loss	$(14,975)	(4,896)

PICO’s President and Chief Executive Officer, John Hart, commented on the Operating Segments’ first quarter results:

Agribusiness Segment

“During the first quarter of 2013, Northstar Agri Industries sold $39.6 million of canola oil and canola meal, but generated a loss of $9.7 million. We continue to be negatively impacted by canola crush margins that are at 10 year lows industry-wide. This has largely been due to two successive below-forecast crops, combined with robust soy and palm oil production, which are alternatives to canola oil. These conditions have put pressure on crush margins during our start-up in 2012, which have persisted throughout 2013 to date. The timing has been extremely difficult for us coinciding with our plant start-up, which placed limitations on our ability to hedge. The margin pressure could endure until indications of the size and quality of the new season's crop are known over the course of the next few months.

“Despite the poor start to the business, long term, we remain optimistic about the outlook for canola, as the fundamentals continue to be strong.

Water Resource and Water Storage Segment

“As previously announced, Lincoln County Water District and Vidler Water Company have entered into an option agreement to sell up to 7,240 acre-feet of water rights to be utilized by the planned Toquop Power Generation Plant in southern Lincoln County, Nevada, at a price of $12,000 per acre-foot. Toquop Power, which is planning a 1,100 megawatt natural gas-fired electricity generation plant, has until November 30, 2014 to exercise the option. If and when the option is exercised, the sale of the water rights is scheduled to close by December 31, 2014. The quantity of water which the plant will require is expected to be determined later this year.

“Vidler and Lincoln County have been working with a number of energy companies for almost 10 years to bring the project to fruition. Vidler has earned approximately $1.3 million in option income during the life of the project to date.

“In December 2012, Vidler Water Company announced a definitive agreement to sell 1,021 acres of land and the related 3,063 acre-feet of groundwater in Arizona’s Harquahala Valley to two golf courses for approximately $10 million. We anticipate that the sale will close in the second quarter of 2013.

Real Estate Segment

“During the first quarter of 2013, UCP, LLC generated revenues of $11.8 million and gross margin of $3.8 million from the sale of 12 homes and 54 lots in California and Central Puget Sound, Washington. These sales resulted in a gross margin percentage of approximately 32%.

“As of March 31, 2013, UCP owned or controlled approximately 93 finished or partially completed homes built by its subsidiary Benchmark Communities, and 4,978 lots. The lot inventory had a carrying value of approximately $142 million on PICO’s balance sheet as of March 31, 2013.

“Of the 5,061 lots UCP owned or controlled, 2,239 are located in the Central Valley of California, 1,599 in the Monterey Bay, California area, 417 in the South San Francisco Bay Area of California, and 806 in the Central Puget Sound market area of Seattle, Washington.

“We began to acquire residential lots in selected California sub-markets in 2008. UCP continues to source and acquire real estate in its target markets with the objective of increasing its inventory of land to facilitate the construction and sale of new homes by Benchmark Communities, or development of the land and sale of lots to third party homebuilders.

“We are seeing strong indicators of a housing recovery not only in UCP’s target markets, but nationally. These indicators include modestly rising home prices, reduced inventory on the market, and more rapid turnover of existing housing.

Enterprise Software Segment

“On January 31, 2013, we subscribed for $5 million of newly-issued voting preferred shares in Spigit, Inc., a developer of Enterprise Innovation software. As a consequence of this investment, we increased our ownership in Spigit from 27% to 67%, and Spigit comprises a new segment in our financial statements, Enterprise Software.

“We were an early investor in Spigit and have been impressed with their growth and the quality of their customers as they have become the premier enterprise innovation software platform. We have invested additional capital and as a result Spigit is now a subsidiary of PICO, which provides them with adequate capital and other resources to continue their growth as the first choice in enterprise innovation software.”

NET BOOK VALUE

The following table is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities (Net Book Value in millions):

SEGMENT	NET BOOK VALUE
	3/31/13	12/31/12	Change
Water Resource and Water Storage Operations	$219.5	$220.5	$(1)
Real Estate Operations	120.4	112.3	8.1
Agribusiness Operations	60	59.3	0.7
Enterprise Software	5.1		5.1
Corporate	55.2	81.1	(25.9)
Shareholders’ Equity	460.2	473.2	$(13)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.
Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;

•	Union Community Partners, a developer of residential lots and a home builder in selected California markets and the Puget Sound area of Seattle, Washington; and

•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.

As of March 31, 2013, UCP owns or controls (via purchase or option contracts) 93 finished or partially built homes by Benchmark and 4,978 residential lots. Of the 5,061 lots we own or control, 2,239 are located in the Central Valley of California, 1,599 in the Monterey Bay, California area, 417 in the South San Francisco Bay Area of California, and 806 in the Central Puget Sound market area of Seattle, Washington.

Northstar Agri Industries is a new operation, which built and now operates a canola seed processing plant near Hallock, Minnesota. The plant commenced commercial production of canola oil and canola meal in August 2012. We provided $60 million of equity finance to acquire 88% of the operation and $23.5 million of preferred capital.

OTHER INFORMATION

At March 31, 2013, PICO Holdings, Inc. had a market capitalization of $504.7 million, and 22,733,649 shares outstanding.

The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release, which are not historical, including the expected results of our business segments, the timing of anticipated milestones or events, and related anticipated economic and market conditions are “forward-looking statements” based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the project to obtain the required environmental permitting to increase the plant’s processing capacity; the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil, the availability and pricing of canola seed and alternatives and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; the amount of water rights, if any, purchased by Toquop Power under an option agreement; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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